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                                                                    EXHIBIT (11)

                           CONFIDENTIALITY AGREEMENT
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In connection with a possible business combination (the "Transaction") involving
Nellcor Puritan Bennett Incorporated and Mallinckrodt Inc. (collectively the "Companies," and each a "Company"), certain information may be requested by either Company relating to the other or to the Transaction. All such information (whether written or oral) furnished (whether before or after the date hereof) by either Company, or its directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "Representatives") to the other
Company and all analyses, compilations, forecasts, studies or other documents prepared by the Companies or their Representatives in connection with their review of, or their interest in, the Transaction which contain or reflect any such furnished information is hereinafter referred to as the "Information." The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by the receiving Company or its Representatives or (ii) is or becomes available to the receiving Company on a non-confidential basis from a source which, to the best of its knowledge after due inquiry, is not prohibited from disclosing such Information to the receiving Company by a legal, contractual or fiduciary obligation to the disclosing Company.

Accordingly, each of the Companies hereby agree that:

        1. Each Company and its Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process and only after the compliance with paragraph 3 below), without the prior written consent of the other Company, disclose any Information in any manner whatsoever, including the existence of the contemplated Transaction, and (ii) will not use any Information other than in connection with the Transaction; provided, however, that the Company may reveal the Information to its
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           Representatives (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed by the Companies of the confidential nature of the Information and (c) who agree to act in accordance with the terms of this letter agreement. Each Company will cause its Representatives to observe the terms of this letter agreement and will be responsible for any breach of this letter agreement by any of its Representatives.

        2. Each Company and its Representatives will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without the other Company's prior written consent, disclose to any person the fact that the Information exists or has been made available, that the Companies are considering the Transaction or any other

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transaction involving the Companies, or that discussions or negotiations are taking or have taken place concerning the Transaction or involving the Companies or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof.

3. In the event that the Company or any of its Representatives is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, the Company as to which disclosure has been requested shall notify the other Company promptly so that the other Company may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this letter agreement. In the event that no such protective order or other remedy is obtained, or that the other Company waives compliance with the terms of this letter agreement, the Company as to which disclosure has been requested shall furnish only that portion of the Information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information so furnished.

4. If either Company determines not to proceed with the Transaction, it will promptly inform the other Company of that decision and, in that case, and at any time upon request of either Company, the other Company will either (i) promptly destroy all copies of the written Information in its or its Representatives' possession and confirm such destruction to the requesting Company in writing or (ii) promptly deliver to the requesting Company all copies of the written Information in its or its Representatives' possession. Any oral Information will continue to be the subject to the terms of this letter agreement.

5. Each Company acknowledges that neither itself, nor its Representatives, nor any of its officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and each Company agrees that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. Each Company further agrees that it is not entitled to rely on the accuracy or completeness of the Information and that it will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

6. Each Company is aware, and will advise its Representatives who are informed of the matters that are subject of this letter agreement, of the

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restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

7. Each Company agrees that, for a period of three (3) years from the date of this executed letter agreement, neither they nor any of their affiliates will, without the prior written consent of the other Company's Board of Directors: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or rights to acquire any voting securities of the other Company or any subsidiary thereof, or any successor to or person in control of the other party, or any assets of the other party, or any subsidiary or division thereof or of any such successor or controlling person, (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the other Company, (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the other party or its securities or assets, (iv) form, join or in any way participate in a "group" (as defined in Section 13 (d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing or (v) request the other Company or any of its Representatives directly or indirectly, to amend or waive any provision of this paragraph.

8. Each Company agrees that, for a period of three (3) years from the date of this letter agreement, it will not directly or indirectly, solicit for employment or hire any employee of the other party or any of its subsidiaries with whom such Company has had contact or who became known to it in connection with their consideration of the Transaction; provided, however, that the
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foregoing provision will not prevent either Company from employing any such person who contacts it on his or her own initiative without any direct or indirect solicitation by or encouragement from such Company.

9. Each Company acknowledges that the remedies at law may be inadequate to protect it against any actual or threatened breach of this letter agreement by the other Company or by the other Company's Representatives, and, without prejudice to any other rights and remedies otherwise available to it, each Company agrees to the availability of equitable relief. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, non-appealable order that this letter agreement has been breached by either Company or by its

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Representatives, then the breaching Company will reimburse the other Company for reasonable costs and expense (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation.

10. Each Company agrees that no failure or delay by it in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any right, power or privilege hereunder.

11. This letter agreement contains the entire agreement between the Companies concerning the matters covered hereby. No modification of this letter agreement or waiver of the terms and conditions hereof will be binding upon the Companies, unless approved in writing by both Companies.


NELLCOR PURITAN BENNETT                     MALLINCKRODT INC.
 INCORPORATED


By: /s/ Raymond Larkin, Jr.                 By: /s/ C. Ray Holman
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   C. Raymond Larkin, Jr.                      C. Ray Holman
   President and Chief                         Chairman and Chief
   Executive Officer                           Executive Officer

Date: June 3, 1997                         Date: June 3, 1997
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